Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2017, relating to the consolidated statements of income, changes in equity, and cash flows of Ohio Power Company (“the Company”) for the period ended December 31, 2016, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Columbus, Ohio
March 6, 2019